Exhibit 23

Independent Auditors’ Consent

The Board of Directors
AmeriVest Properties Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-112210, No. 333-101713, and No. 333-44210) on Form S-3 and in the registration statements (No. 333-101803 and No. 333-101802) on Form S-8 of AmeriVest Properties Inc. of our report dated February 20, 2004, except as to note 5, which is as of March 16, 2004, with respect to the consolidated balance sheets of AmeriVest Properties Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2003 annual report on Form 10-KSB of AmeriVest Properties Inc.

KPMG LLP

Denver, Colorado
March 16, 2004